Exhibit 10.2

PINNACLE FINANCIAL PARTNERS, INC.
2019 ANNUAL CASH INCENTIVE PLAN

As approved by the Human Resources and Compensation
Committee of Pinnacle Financial Partners on
January 15, 2019

PLAN OBJECTIVES:

The overall objectives of the 2019 Annual Cash Incentive Plan (the “Plan”) are to:

1.	Motivate participants to ensure that important corporate soundness thresholds and corporate revenue and profitability objectives for 2019 are achieved, and

2.	Provide a reward system that encourages teamwork and cooperation in the achievement of firm-wide goals.

EFFECTIVE DATES OF THE PLAN:

The Plan is effective for the performance period from January 1, 2019 (Effective Date) through December 31, 2019 (the “Performance Period”) and for such period thereafter as shall be necessary to make all payments earned under the Plan.

ADMINISTRATION:

The Human Resources and Compensation Committee of the Board of Directors (the “HRCC”) is responsible for the overall administration of the Plan and shall have the authority to select the associates who are eligible for participation in the Plan. The CFO, with the oversight of the CEO, shall provide the HRCC with periodic updates as to the status of the Plan as follows:

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Produces status reports on a periodic basis to the CEO, the Leadership Team and the HRCC in order to ensure the ongoing effectiveness of the Plan. The CEO has discretion related to communication of the status of the incentive plan to all Plan participants.

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Makes recommendations for any Plan modifications (including target performance or payout awards) as a result of substantial changes to the organization or participants’ responsibilities to ensure fairness to all Plan participants.

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At the end of the Plan period, prepares, verifies, approves and submits the appropriate award calculations and payouts authorized under the Plan to the CEO and, ultimately the HRCC, for approval and distribution.

The Company’s Chief Risk Officer at least annually shall evaluate, report and discuss with the HRCC whether features of the Plan should be limited in order to ensure that the Plan does not pose imprudent risks to the Company and that the Plan does not encourage the manipulation of reported earnings of the Company to enhance any employee’s compensation.

The HRCC is authorized to interpret the Plan, to establish, amend and / or rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The HRCC may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the HRCC deems necessary or desirable. Any decision of the HRCC in the interpretation and administration of Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

Nothing in this Plan shall preclude the HRCC from granting awards to participants pursuant to other compensation arrangements of the Company.

ELIGIBILITY:

Except as otherwise provided below, all associates (other than those that become associates as a result of an acquisition consummated by the Company during the Performance Period) who are compensated via a predetermined salary or hourly wage and are not included in any other annual cash incentive or cash performance-based compensation program or plan are eligible for participation in the Plan. Participants who are not eligible for a full award due to their performance evaluation (see below - Target Award) should be notified by their Leadership Team member as soon as possible prior to distribution of awards.

Certain associates that are compensated via a commission schedule or commission grid have an opportunity to achieve significant variable pay compensation due to escalating payouts pursuant to the commission schedule or grid based on their individual performance. As a result, such commission-based associates are not eligible for participation in the Plan unless otherwise authorized under special arrangement approved by the HRCC.

FORFEITURE OF AWARDS:

Any participant whose employment terminates for any reason prior to distribution of awards in January 2020 will not be eligible for distribution of awards under the Plan unless approved by the HRCC or as otherwise provided in an agreement between the Company and such participant.

ETHICS:

The intent of this Plan is to fairly reward individual and team achievement. Any associate who manipulates or attempts to manipulate the Plan for personal gain at the expense of clients, other associates or Company objectives will be subject to appropriate disciplinary action, including the non-payment of any award otherwise due or paid to such associate under this Plan.

In addition and upon the approval of the Company’s board of directors or the HRCC, payments under the Plan paid to an associate will be subject to recovery and “clawback” by the Company, and repaid by such employee, if the payments are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria. Moreover, payouts under the Plan shall be subject to any clawback or recoupment rules and regulations adopted by the Securities and Exchange Commission or any other regulatory agency adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

PLAN FUNDING:

The Plan assets will be funded from the results of operations of the Company with all assets being commingled with the assets of the Company.

TIMING OF AWARDS:

During the first quarter of 2020, the HRCC shall certify whether the performance goals for the Performance Period have been achieved. Any awards to be distributed pursuant to the Plan shall be distributed on a date determined by the Company prior to January 31, 2020 or as soon as possible thereafter, but in no event later than March 15, 2020. No award will be distributed prior to January 1, 2020.

TARGET AWARD:

Each participant will be assigned an “award tier” based on their position within the Company, their experience level or other factors. Each participant’s Leadership Team member is responsible for notifying each participant of his or her “award tier”. The “award tier” will be expressed as a percentage of the participant’s base salary ranging from 10% to 100%. In order to determine the “target award”, participants will multiply their “award tier percentage” by their actual YTD base salary paid for 2019 as of December 31, 2019. Overtime or other wage components are not considered in these calculations.

The incentive for participants that begin their employment with the Company during the period from January 1, 2019 through December 31, 2019 will be calculated using the same formula.

PERFORMANCE CRITERIA

Awards under the Plan shall be conditioned on the attainment of one or more corporate performance goals recommended by the CEO and approved by the HRCC for the 2019 fiscal year. Additionally, the CEO, based on input from any participant’s team leader, may include performance criteria for any individual or groups of participants as he deems appropriate, subject to the review of the HRCC. Notwithstanding the foregoing, the HRCC shall have the sole discretion to establish such goals for the Company’s Named Executive Officers (as that term is defined in the rules and regulations of the Securities and Exchange Commission) and the CEO shall have no involvement in setting the performance goals applicable to participation in the Plan for himself or the other Named Executive Officers, and such goals shall be established solely by the HRCC.

After December 31, 2019, the HRCC shall determine whether and to what extent each performance goal has been met. In determining whether and to what extent a performance goal has been met, the HRCC may consider such matters as the HRCC deems appropriate.

DISCRETIONARY INCREASES AND REDUCTIONS:

The CEO may award up to an additional 10% of base pay to any participant in the Plan, other than the CEO, based on extraordinary individual performance. Likewise, the CEO may reduce a participant’s, other than the CEO’s, award by up to 100% of the calculated award for individual performance, if the participant did not exhibit a strong commitment to the Company’s mission or values. Notwithstanding the foregoing, the HRCC shall have the sole discretion to accept the CEO’s recommendations for increases or decreases of awards pursuant to this paragraph with respect to Named Executive Officers and to approve any such discretionary adjustments for the CEO; and may make such other adjustments with respect to the Named Executive Officers that are consistent with the Plan.

Discretionary adjustments outside these parameters shall be approved by the HRCC prior to distribution; however any discretionary adjustment with respect to payments to the Company’s Named Executive Officers, including the CEO, must be approved by the HRCC prior to distribution.

AMENDMENTS, TERMINATIONS AND OTHER MATTERS:

The HRCC has the right to amend or terminate this Plan in any manner it may deem appropriate in its discretion at any time, including, but not limited to the ability to include or exclude any associate or group of associates from participation in the Plan, modify the award tiers or percentages or modify or waive performance targets.

Should the Company enter into any merger or purchase agreement (including an agreement with respect to a transaction, consummation of which would constitute a change of control of the Company), significant market expansion or other materially significant strategic event, the HRCC may amend the Plan (including the performance criteria) as it may deem appropriate under the circumstances; in addition, the HRCC may amend the Plan (including the performance criteria) for any non-recurring transaction, event or occurrence which may materially impact the Company’s financial position or results of operations for the fiscal year (e.g., capital transactions, divestiture of assets at gains or losses, branch acquisitions, change in law or accounting rules, etc).

Furthermore, the Committee may amend the Plan, including the performance goals, at any time to consider the impact of regulatory matters or if required or appropriate to conform to regulatory requirements, guidance or advice or if a change in regulations or regulatory guidance materially impacts performance criteria.

Furthermore, this Plan does not, nor should any participant imply that it shall, create a contractual relationship or rights between the Company or any associate of the Company or any of the Company’s subsidiaries. No associate should rely on this Plan as to any awards that the associate believes they might otherwise be entitled to receive. This Plan shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any conflicts of laws or principles.

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